Exhibit 5.1

September 10, 2010

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, CA 94109

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 10, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an increase of 2,500,000 shares of your Common Stock, par value $0.01, reserved for issuance under the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan (formerly known as your 2001 Stock Option Plan) (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

Based on such examination, it is our opinion that when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold under the Plan will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI